EXHIBIT 99.23

SELLER CREDIT AGREEMENT

dated as of

May 19, 2011

among

PETERSEN ENERGÍA INVERSORA, S.A.U.,
as Borrower

REPSOL YPF, S.A.
as the Seller

and

THE BANK OF NEW YORK MELLON
as Collateral Agent

SCHEDULE I	-	Commitment

SCHEDULE II	-	Lender's Account

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Purchase Agreement
EXHIBIT C	-	Form of Senior Term Loan Agreement
EXHIBIT D	-	Form of Intercreditor Agreement
EXHIBIT E	-	Form of Pledge and Security Agreement
EXHIBIT F	-	Form of Promissory Note
EXHIBIT G	-	Form of Process Agent Acceptance
EXHIBIT H	-	Form of Option Assignment

SELLER CREDIT AGREEMENT dated as of May 19, 2011, among PETERSEN ENERGÍA INVERSORA, S.A.U., a company incorporated under the laws of the Kingdom of Spain with Spanish Tax Number A-85.392.751 (the “Borrower”), REPSOL YPF, S.A. (the “Seller”), and THE BANK OF NEW YORK MELLON, as Collateral Agent.

WHEREAS, the Borrower has requested that the Senior Lenders (as defined below) make a loan to the Borrower in an aggregate principal amount not exceeding $700,000,000, to permit the Borrower to, among other things, pay a portion of the purchase price in respect of the Acquisition (as defined below); and

WHEREAS, concurrently with the closing of the financing provided to the Borrower by the Senior Lenders, the Seller is prepared to extend credit to the Borrower upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

 “Acquired Shares” means 39,331,279 Class D shares of the Company (and/or American Depository Shares representing such shares).

“Acquisition” means the acquisition by the Borrower of the Acquired Shares, pursuant to the Option Agreement and the Purchase Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Collateral Agent and any other agent for the Lenders appointed by the Lenders (with the consent of the Borrower).

“Annual Collateral Coverage Ratio” means, for any fiscal year of the Company, the ratio of (a) (i) prior to the later to occur of the Qualifying Free Float Date and the 18-month anniversary of the Closing Date, the Share Collateral Value as at the last day of such fiscal year (determined based upon the Company’s audited financial statements for such fiscal year after the Company has made publicly available its audited financial statements for such fiscal year) and (ii) after the later to occur of the Qualifying Free Float Date and the 18-month anniversary of the Closing Date, the Share Collateral Value as at the sixth Business Day after the Company has made publicly available its audited financial statements for such fiscal year to (b) the aggregate outstanding principal amount of the Senior Loans (and any Indebtedness under any Permitted Refinancing) on the sixth Business Day after the Company has made publicly available its audited financial statements for such fiscal year.

“Argentina” means the Republic of Argentina.

“Argentine GAAP” means generally accepted accounting principles in Argentina.

“Argentine Pesos” or “AR$” refers to lawful money of Argentina.

“Asset Taxes” means the aggregate amount payable by the direct and indirect shareholders of Holdings in respect of personal asset taxes (or equivalent taxes) solely in connection with the ownership of the Borrower to the extent of the Borrower’s ownership of the Acquired Shares for any fiscal year of such shareholders, provided that the amount of such personal assets taxes (or equivalent taxes) for any fiscal year that shall constitute “Asset Taxes” hereunder shall not exceed (i) $1,666,667 for the fiscal year of such shareholders ending in 2011, (ii) $3,333,333 for the fiscal year of such shareholders ending in 2012, (iii) $4,333,333 for the fiscal year of such shareholders ending in 2013, (iv) $5,666,667 for the fiscal year of such shareholders ending in 2014, (v) $7,333,333 for the fiscal year of such shareholders ending in 2015 and (vi) $9,333,333 for the fiscal year of such shareholders ending in 2016.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), in the form of Exhibit A or any other form approved by the Lenders and the Borrower.

“Borrower” has the meaning assigned to such term in the recital of parties hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, United States of America, Madrid, Spain or Buenos Aires, Argentina are authorized or required by law to remain closed and that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the applicable generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the applicable generally accepted accounting principles.

“Cash Equivalents” means any one or more of the following securities or obligations with a maturity date of no later than the Business Day prior to the Payment Date immediately following the date of acquisition thereof and that has been agreed to in writing by the Collateral Agent: (a) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States, the United Kingdom, Spain, the French Republic, the Federal Republic of Germany, or any agency or instrumentality thereof, provided that at the time of investment each such obligation is backed by the full faith and credit of the United States, the United Kingdom, Spain, the French Republic, or the Federal Republic of Germany, as applicable; or (b) readily marketable investments in mutual funds (including funds for which an Agent or any Lender or any of their respective Affiliates acts as investment adviser or manager), or other types of securities offering full principal protection at maturity which seek to maintain a constant net asset value and which are rated at the time of investment “AA” by S&P and “Aa2” by Moody’s (or, in each case, the equivalent thereof for mutual funds); or (c) demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or bankers acceptances of depository institutions, including an Agent or any Lender or any of their respective Affiliates, which are rated at the time of investment “AA” by S&P and “Aa2” by Moody’s (or, in each case, the equivalent thereof).

“Change of Control” means (a) prior to the fifth anniversary of the Closing Date, the Eskenazi Family and Affiliates controlled by one or more of the Eskenazis shall fail to own, directly or indirectly, 100% of the voting common stock of the Borrower (subject to the applicable exceptions set forth in the Shareholders Agreement) and (b) on and after the fifth anniversary of the Closing Date, the Eskenazi Family and Affiliates controlled by one or more of the Eskenazis shall fail to own, directly or indirectly, 60% of the voting common stock of the Borrower.

“Closing Date” means the date (which shall be a Business Day) on which the conditions specified in Article IV are satisfied (or waived in accordance with Section 9.02), which date shall not occur prior to April 27, 2011.

“Collateral” means all property of the Borrower purported to be covered by the Security Documents.

“Collateral Agent” means The Bank of New York Mellon, in its capacity as collateral agent for the Lenders under the Security Documents.

“Collateral Agent’s Account – Senior Lenders” means the “Collateral Agent’s Account”, as such term is defined in the Senior Term Loan Agreement.

“Collateral Coverage Ratio” means, as at any date of determination, the ratio of (a) the Share Collateral Value as at such date of determination to (b) the aggregate outstanding principal amount of the Senior Loans on such date of determination.

“Commitment” means $625,935,594.

“Company” means YPF Sociedad Anónima, a sociedad anónima organized under the laws of Argentina.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Trust Office” shall mean, with respect to the Collateral Agent, its principal corporate trust office at 101 Barclay Street, 4-East, New York, New York,  10286 Attn:  Corporate Trust Global Americas,  (FAX No. (212) 815-5802 or 5803) or such other office as the Collateral Agent may inform the other parties hereof from time to time.

 “Debt Incurrence” means the incurrence by the Borrower after the Closing Date of any Indebtedness other than Permitted Subordinated Debt.

 “Default” means any event or condition which constitutes an Event of Default or which, with the giving of notice, or the passage of time or the making of any determination (or any combination of the foregoing) would, unless cured or waived, become an Event of Default.

“Disposition of Shares” means any sale, transfer or other disposition of, or any capital reduction in respect of, any Acquired Shares.

“Dollars” or “$” refers to lawful money of the United States.

“EBITDAX” means, for any period, with respect to the Company and its consolidated Subsidiaries on a consolidated basis, without duplication, the sum of (a) operating revenues minus (b) operating costs and expenses (including sales and administrative expenses, taxes other than income tax (impuesto a las ganancias)) plus (c) amortization, depreciation, depletion and exploration expense (to the extent included in operating expenses) plus (d) income from long-term investments, in each case determined in accordance with Argentine GAAP.

“ECF Sweep Percentage” means (a) (i) prior to and including November 21, 2016, for any Measurement Period other than the first Measurement Period, (x) 75%, with respect to any amount of Excess Cash Flow up to $17,308,000 for such Measurement Period and (y) 100%, with respect to any amount of Excess Cash Flow in excess of $17,308,000 for such Measurement Period, (ii) for the Measurement Period commencing on November 22, 2016 and ending on (and including) May 15, 2017, 65%, and (iii) for any Measurement Period commencing on or following May 15, 2017, 50% of Excess Cash Flow, and (b) for the first Measurement Period after the date hereof, (x) 75%, with respect to any amount of Excess Cash Flow up to the product of $34,616,000 multiplied by the number of days in such Measurement Period divided by 365 and (y) 100%, with respect to any amount of Excess Cash Flow in excess of the product of $34,616,000 multiplied by the number of days in such Measurement Period divided by 365.

“Equity Issuance” means (a) any issuance or sale by the Borrower after the Closing Date of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or (b) the receipt by the Borrower after the Closing Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution), but excluding (in all cases set forth in clauses (a) and (b) above) the Expenses Equity Contribution and any Specified Equity Contribution.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“Eskenazi Family” means, collectively, (a) the Eskenazis, (b) the spouse or any lineal descendant (including adopted children) of any of the Eskenazis (collectively, the

“Spouses and Descendants”), (c) any trust solely for the benefit of any one or more of the Eskenazis or any of the Spouses and Descendants, (d) any family trust, partnership or limited liability company established solely for the benefit of any one or more of the Eskenazis or any of the Spouses and Descendants, or for estate planning purposes, of any of the Eskenazis and (e) the heirs, executors, administrators, guardian or conservator of an Eskenazi or of a trust under any of an Eskenazi’s will and following the death or disability of that Eskenazi.

“Eskenazis” means, collectively, Mr. Enrique Eskenazi, Mr. Sebastián Eskenazi, Mr. Matías Eskenazi Storey and Mr. Ezequiel Eskenazi Storey.

“Euros” or “€” refers to lawful money of the member states of the European Union that adopt the single currency.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, (1) for any Measurement Period prior to the Senior Debt Discharge Date:

(a)           the sum of the following amounts, to the extent credited to the Collateral Agent’s Account – Senior Lenders on or prior to 5:00 p.m., New York time, on the second Business Day (as defined in the Senior Term Loan Agreement) immediately preceding the last day of such Measurement Period: (i) the aggregate amount of cash dividends and other cash distributions (other than distributions resulting from any capital reduction) received by the Borrower during such Measurement Period in respect of the Acquired Shares (including from Pledged Shares and including any Specified Equity Contribution made in lieu of such dividends), plus (ii) the aggregate amount of payments received by the Borrower under the Interest Rate Cap Agreement during such Measurement Period plus (iii) the aggregate amount of earnings on amounts on deposit in the Collateral Agent’s Account – Senior Lenders during such Measurement Period minus

(b)           the sum of (i) the aggregate amount of cash interest payments and scheduled principal payments in respect of the Senior Loans and Indebtedness under any Permitted Refinancing, in each case paid by the Borrower during such Measurement Period plus (ii) the aggregate amount of payments (including Restricted Payments in respect of Asset Taxes made by the Borrower during such Measurement Period plus (iii) the aggregate amount of Permitted Borrower Expenses for such Measurement Period plus (iv) the aggregate amount of fees, expenses and other amounts, in each case paid or payable by the Borrower under the Transaction Documents (as defined in the Senior Term Loan Agreement, other than this Agreement) during such Measurement Period (other than fees, expenses and other amounts paid on the Closing Date); and

(2) following the Senior Debt Discharge Date:

(a)           the sum of the following amounts:   (i) the aggregate amount of cash dividends and other cash distributions (other than distributions resulting from any capital reduction) received by the Borrower during such Measurement Period in respect of the Acquired

Shares, plus (ii) the aggregate amount of payments received by the Borrower under the Interest Rate Cap Agreement during such Measurement Period minus

(b)           the sum of (i) the aggregate amount of cash interest payments and scheduled principal payments in respect of the Loan, in each case paid by the Borrower during such Measurement Period plus (ii) the aggregate amount of payments (including Restricted Payments in respect of Asset Taxes) made by the Borrower during such Measurement Period plus (iii) the aggregate amount Permitted Borrower Expenses for such Measurement Period.

“Excluded Shares” means any Shares pledged, or permitted hereunder to be pledged, to secure exclusively the Indebtedness of the Borrower under the Senior Term Loan Agreement; provided that, for the avoidance of doubt, any Acquired Shares released from the collateral securing the Senior Loans pursuant to Section 5.10 of the Senior Term Loan Agreement shall not be deemed to be “Excluded Shares” and shall be deemed to be “Pledged Shares”.

“Expenses Equity Contribution” means up to $10,000,000 in cash made available to the Borrower during the 90-day period following the Closing Date in the form of (a) common equity, (b) preferred equity that does not require or permit any cash payments and is not redeemable prior one year and one day (or, if later, any applicable preference period plus one day) following the repayment of all Senior Loans and has subordination terms and conditions reasonably satisfactory to the Required Lenders (as defined in the Senior Term Loan Agreement) or (c) Permitted Subordinated Debt, but in each case solely to the extent contributed (in the case of clauses (a) and (b) above) or paid (in the case of clause (c) above) solely to pay for expenses related with the Transactions before the date which is 90 days after the Closing Date and Permitted Borrower Expenses.

“GAAP” means generally accepted accounting principles in Spain.

“Governmental Authority” means the government of any nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness, other obligation or the payment of dividends or other distribution on the stock or equity interests of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holdings” means Petersen Energía Inversora Holdings, S.A.U., a company incorporated under the laws of Spain, or any other Person that shall succeed to the rights and obligations of Petersen Energía Inversora Holdings, S.A.U. pursuant to Section 12 of the Holdings Pledge Agreement, in which case the term “Holdings” shall mean solely such other Person.

“Holdings Pledge Agreement” has the meaning set forth in the Senior Term Loan Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Intercreditor Agreement” means the Intercreditor Agreement among the Borrower, the Seller, the Administrative Agent, the Collateral Agent and the Intercreditor Agent named therein, in the form of Exhibit D hereto.

 “Interest Rate Cap Agreement” has the meaning set forth in the Senior Term Loan Agreement.

“Investment” means any investment in any Person, whether by means of:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) the entering into of any Hedging Agreement; (e) any purchase or other acquisition of Indebtedness or the assets of such Person; (f) any capital contribution to such Person; (g) any other direct or indirect investment in such Person, including any acquisition by way of a merger or consolidation, and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (f) of the definition of “Indebtedness” in respect of such Person.

“Investment Company Act” means the U.S. Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“Junior Pledge Agreement” has the meaning set forth in the Pledge and Security Agreement.

“Lender’s Account” means the account of each Lender set forth in Schedule II.  Each Lender may update from time to time its account information set forth in Schedule II by providing notice in writing to the Borrower.

 “Lenders” means the Seller and any other Person that becomes a party hereto pursuant to an Assignment and Assumption in accordance with Section 9.04, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means the term loan made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Intercreditor Agreement, the Security Documents and each other agreement delivered to or executed by the Collateral Agent or any Lender, acting in such capacities, in furtherance or pursuant to any of the foregoing.

“Majority Lenders” means, at any time, Lenders representing more than 50% of the aggregate outstanding principal amount of the Loan at such time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower, (b) the ability of the Borrower or Holdings to perform any of their respective obligations under this Agreement or any of the other Loan Documents to which it is a party, (c) the rights of or remedies available to the Agents and the Lenders with respect to the Collateral under this Agreement or the other Loan Documents or (d) the validity or enforceability of this Agreement or any of the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loan) of the Borrower, or obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means May 15, 2021, provided that, if such date shall not be a Business Day, then the Maturity Date shall be the immediately preceding Business Day.

“May 2011 Dividend” means the dividends corresponding to the fiscal year of the Company ending on December 31, 2010 declared by the Company on April 26, 2011 in an aggregate amount not exceeding AR$7.00 per common share.

“Measurement Period” means, initially, the period commencing on (and including) the Closing Date and ending on (and including) the first interest payment date under the Senior Term Loan Agreement falling on or nearest to November 21, 2011 and thereafter, each six-month period commencing (and including) on the day following the last day of the prior Measurement Period and ending on (but excluding) the first day of the next Measurement Period occurring thereafter.  Notwithstanding the foregoing, until the Senior Debt Discharge Date, the Measurement Periods hereunder shall commence and end concurrently with the Measurement Periods under and as defined in the Senior Finance Documents.

“Moody’s” means Moody’s Investors Services, Inc.

“Net Cash Proceeds” means:

(a)           in the case of any Disposition of Shares, the aggregate amount of all cash payments received by the Borrower, directly or indirectly in connection with such Disposition of Shares, net of (i) the amount of any legal expenses, commissions and other fees and expenses paid by the Borrower in connection with such Disposition of Shares and (ii) any income or other taxes estimated to be payable by the Borrower as a result of such Disposition of Shares (but only to the extent that such estimated taxes are in fact paid to the relevant Governmental Authority when due);

(b)           in the case of any Debt Incurrence, the aggregate amount of all cash received by the Borrower in respect of such Debt Incurrence, net of (i) any applicable withholding taxes payable by the Borrower not later than the effective date of such Debt Incurrence and (ii)  expenses (including any banking fees, costs and other customary expenses) incurred by the Borrower in connection with therewith; and

(c)           in the case of any Equity Issuance, the aggregate amount of all cash received by the Borrower in respect of such Equity Issuance, net of expenses incurred by the Borrower in connection therewith.

“Option Agreement” means the Second Share Purchase and Option Agreement dated as of February 21, 2008 between Seller, Repsol Exploración, S.A., Caveant, S.A., Repsol YPF Capital, S.L. and the Eskenazis as assigned to the Borrower on April 29, 2011.

“Payment Date” means November 21, 2016, and each of the dates thereafter falling, respectively, on May 15, and November 15 of each year; provided that, if any such date shall not be a Business Day, the relevant Payment Date shall be the immediately following Business Day.

“Permitted Borrower Expenses” means (a) for any Measurement Period, the amount of documented expenses incurred during such Measurement Period, or estimated to be incurred in respect of the immediately following Measurement Period, by the Borrower or Holdings, to the extent allocable to the Borrower’s ownership of the Acquired Shares, not in excess of $1,333,333 (or, in the case of the first Measurement Period, $2,666,667 multiplied by the number of days in such Measurement Period divided by 365) in the aggregate for the Borrower and Holdings, provided that a portion not in excess of $1,333,333 in the aggregate for the Borrower and Holdings of the Permitted Borrower Expenses for any Measurement Period may be estimated and advanced in respect of the immediately following Measurement Period and (b) for the first Measurement Period, any fees, costs, expenses or any other amounts payable to make the initial upfront payment to acquire the Interest Rate Cap.

“Permitted Encumbrances” means Liens imposed by law for taxes, assessments or other governmental charges that are not yet due, payable or delinquent or are being contested in compliance with Section 5.05.

“Permitted Excluded Shares Liens” means (a) Liens in favor of the Senior Lenders and the Agents (as defined in the Senior Term Loan Agreement) securing Indebtedness of the Borrower under the Senior Term Loan Agreement on Excluded Shares and (b) Liens in favor of the Seller securing Indebtedness of the Borrower under the Santander Facility on Santander Excluded Assets.

“Permitted Holdings Indebtedness” means Indebtedness of Holdings in an aggregate principal amount not to exceed $8,000,000 incurred (a) to acquire 5% of the shares of Mantenimientos y Servicios S.A. and/or (b) for purposes other than those set forth in (a) above; provided that (i) such Indebtedness shall be unsecured, (ii) such Indebtedness shall mature after the Maturity Date (as defined in the Senior Term Loan Agreement), (iii) the terms of such Indebtedness shall not require any principal amortization, or permit the mandatory or optional prepayment thereof, prior to the repayment in full of the Senior Loans, except that the terms of such Indebtedness may permit the optional prepayment thereof with the proceeds of dividend payments made pursuant to Section 6.6(b), (iv) the terms of such Indebtedness shall not require or permit the payment of interest or other amounts in cash prior to the repayment in full of the Senior Loans, except that the terms of such Indebtedness may permit the payment of interest or other amounts in cash with the proceeds of dividend payments made pursuant to Section 6.06(b)

and (v) the terms of such Indebtedness shall provide that the failure of Holdings to pay any amounts due under or in respect of such Indebtedness as a result of Holdings having insufficient funds to make such payment shall result in a deferral of such payment obligation and the failure to make such payment shall not result in a default or event of default thereunder.

“Permitted Refinancing” means Indebtedness incurred to repay all of the outstanding Indebtedness under the Senior Term Loan Agreement, provided that (i) the proceeds of such Indebtedness shall be used exclusively to repay outstanding Indebtedness under the Senior Term Loan Agreement together with any interest accrued thereon and other amounts due and payable thereunder, (ii) except upon the occurrence and continuance of a payment default of such Indebtedness (subject to the terms of the Intercreditor Agreement), the Indebtedness under this Agreement shall be entitled to receive scheduled cash payments of interest, principal and other amounts from November 21, 2016 even if such refinancing Indebtedness remains outstanding, (iii) immediately prior to the occurrence of such Indebtedness, no Default shall have occurred and be continuing, nor would a Default result upon or following the incurrence thereof, (iv) the number of Permitted Refinancing Excluded Shares shall not exceed the maximum amount permitted pursuant to Section 5.10(c), and (v) such Indebtedness shall not contain terms or conditions that are more onerous in any respect than the terms and conditions under the Senior Term Loan Agreement and shall be on terms and conditions reasonably acceptable to the Borrower and the Seller.

“Permitted Refinancing Excluded Shares”  has the meaning set forth in Section 5.10(c).

“Permitted Subordinated Debt” means subordinated Indebtedness of the Borrower owing to Holdings which (a) does not require or permit any payments (whether in cash or other property except capitalization of interest) for so long as the Loan hereunder remains outstanding (other than as permitted pursuant to Section 6.06(d)), (b) does not mature and may not be repaid, redeemed or acquired prior one year and one day (or, if later, any applicable preference period plus one day) following the repayment of the Loan hereunder, (c) may not be accelerated for so long as the Loan hereunder remains outstanding, and (d) is subject to the terms of the Intercreditor Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PESA” means Petersen Energía S.A., a company incorporated under the laws of Spain.

“Petersen I Senior Credit Facility” means the Credit Agreement, dated as of February 21, 2008, among PESA, the lenders party thereto, Credit Suisse AG, London Branch, as administrative agent, and HSBC Bank plc, as collateral agent.

“Petersen I Seller Credit Agreement” means the Seller Credit Agreement, dated as of February 21, 2008, among PESA, Repsol YPF, S.A., and The Bank of New York Mellon, as Collateral Agent.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of May __, 2011 between the Borrower and the Collateral Agent, in the form of Exhibit E hereto.

“Pledged Shares” means any Acquired Shares pledged, or required to be pledged, to secure exclusively the Indebtedness of the Borrower under this Agreement.

“Process Agent” has the meaning set forth in Section 9.09(e).

“Process Agent Acceptance” means a letter from the Process Agent to the Seller, substantially in the form of Exhibit G or any other form approved by the Seller.

“Purchase Agreement” means the Contrato de Compraventa de Acciones to be entered into on or about the Closing Date between, among others, the Borrower and the Seller for the acquisition by the Borrower of the Acquired Shares, in the form of Exhibit B hereto.

“Qualified Purchaser” has the meaning set forth in Section 3.09.

“Qualifying Free Float Date” means the first date after the Closing Date on which the float of Company’s Class D shares exceeds 15% of the Company’s total Class D shares.

“Refinancing Released Security” has the meaning set forth in Section 5.10(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release Ratio Level” means (a) with respect to the fiscal year of the Company ending on December 31, 2011, 3 to 1.0, (b) with respect to the fiscal year of the Company ending on December 31, 2012, 2.75 to 1.0, and (c) with respect to each fiscal year of the Company ending thereafter, 2.5 to 1.0.

“Released Shares”  has the meaning set forth in Section 5.10(b).

“Required Lenders” means, at any time, Lenders representing at least 66-2/3% of the aggregate outstanding principal amount of the Loan at such time.

“Responsible Officer” shall mean when used with respect to the Collateral Agent, any officer within the Corporate Trust Office of the Collateral Agent, including any director, any vice president, assistant vice president, assistant secretary, trust officer or any other officer of the Collateral Agent who customarily performs functions similar to those performed by the persons who at such time shall be such officers, respectively,  or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the Collateral Agent's duties hereunder.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower and (b) any payment made by the Borrower to purchase, repay, prepay, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, repayment, prepayment, redemption, retirement or other acquisition of, or make any prepayment of interest on, or any other amount owing in respect of, any Indebtedness under any Permitted Subordinated Debt.

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw Hill Companies, Inc.

“Santander Excluded Assets” means the Santander Excluded Shares and the credit rights arising from the bank account #00491500092210417119 (IBANES 6900491500092 10417119 or any other account in replacement thereof in accordance with the Santander Facility) corresponding to Banco Santander, S.A. into which the dividends or other distributions, or the proceeds of sale, collection or other realization, arising from the Santander Excluded Shares are deposited.

“Santander Excluded Shares” means 2,210,192 American Depositary Shares of the Company (and the underlying Class D shares of the Company) acquired with the proceeds of the Santander Facility or any securities resulting from a split up, revision, reclassification or other like change of such American Depositary Shares (or the underlying Class D shares of the Company) or other dividends, distributions or any other right arising therefrom or the proceeds of sale, collection or other realization, arising from the Santander Excluded Shares.

“Santander Facility” means the Credit Agreement dated June 16, 2008 between the Borrower and Banco Santander, S.A., the Guaranty Agreement dated June 16, 2008 among the Seller, the Borrower and Banco Santander, S.A., and the Pledge and Security Agreement dated November 12, 2008 among the Borrower, the Seller and The Bank of New York Mellon, as collateral agent and any refinancing thereof in accordance with Section 6.01(f).

“Security Documents” means the Pledge and Security Agreement and, if and when executed and delivered, the Junior Pledge Agreement.

“Seller” has the meaning assigned to such term in the recital of parties hereto.

“Senior Collateral Agent”  means the “Collateral Agent” as such term is defined in the Senior Term Loan Agreement.

“Senior Debt Discharge Date” has the meaning set forth in the Intercreditor Agreement.

“Senior Finance Documents” has the meaning set forth in the Intercreditor Agreement.

“Senior Lenders” means the lenders from time to time party to the Senior Term Loan Agreement.

“Senior Loans” means the term loans made by the Senior Lenders to the Borrower pursuant to the Senior Term Loan Agreement.

“Senior Officer” means, with respect to any Person, such Person’s chief executive officer, chief financial officer, principal accounting officer, treasurer or controller.

“Senior Term Loan Agreement” means the $700,000,000 loan agreement dated as of May 4, 2011, between the Borrower, the Senior Lenders, Credit Suisse AG, London Branch, as Administrative Agent, and The Bank of New York Mellon, as Senior Collateral Agent, in the form of Exhibit C hereto.

“Share Collateral Value” means

(a)           as at any date of determination occurring prior to the later to occur of the Qualifying Free Float Date and the last day of the 18-month period following the Closing Date, the product of (i) the excess, if any, of (x) the product of 4.37 multiplied by the EBITDAX of the Company for the period of four fiscal quarters ending on or most recently ended prior to such date of determination over (y) the sum of (I) the aggregate amount of Indebtedness of the Company as of the last day of such four-quarter period determined in accordance with Argentine GAAP plus (II) minority interest as reported in the Company’s consolidated balance sheet as of the last day of such four-quarter period determined in accordance with Argentine GAAP minus (III) the aggregate amount of all cash and cash equivalents held by the Company as of the last day of such four-quarter period determined in accordance with Argentine GAAP, multiplied by (ii) the quotient of the number of Acquired Shares included in the collateral securing the Indebtedness under the Senior Term Loan Agreement on such date of determination divided by the total number of shares of common stock of the Company outstanding on such date of determination; and

(b)           on and following the later to occur of the Qualifying Free Float Date and the last day of the 18-month period following the Closing Date, the product of (i) the daily average of the closing prices for the Class D shares (or American Depositary Shares representing such shares) on the New York Stock Exchange for the period of five consecutive Business Days immediately preceding such date of determination multiplied by (ii) the number of Acquired Shares included in the collateral securing the Indebtedness under the Senior Term Loan Agreement on such date of determination.

 “Shareholders Agreement” means the Acuerdo Entre Accionistas dated February 21, 2008 between the Seller, Repsol Exploración, S.A., Caveant, S.A., Repsol YPF Capital S.L and PESA, to which the Borrower became a party on November 12, 2008.

“Shares” means, collectively, the Acquired Shares and any other equity interests in the Company held by the Borrower, including American Depositary Shares representing such Acquired Shares or other equity interests.

“Spain” means the Kingdom of Spain.

“Specified Equity Contributions” means cash made available to the Borrower in the form of (a) common equity, (b) preferred equity that does not require or permit any cash payments and is not redeemable prior to the date that is one year and one day (or, if later, any applicable preference period plus one day) following the repayment of the Loan hereunder and has subordination terms and conditions reasonably satisfactory to the Required Lenders or (c) Permitted Subordinated Debt, but in each case solely to the extent contributed (in the case of clauses (a) and (b) above) or paid (in the case of clause (c) above) to the Borrower in the circumstances contemplated by clause (s) of Article VII of the Senior Term Loan Agreement not later than the earlier to occur of (i) the fifth Business Day following the date on which dividends are paid by the Company and (ii) one Business Day prior to the applicable Payment Date under the Senior Term Loan Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  When used with respect to the Borrower, the term “Subsidiary” shall not include the Company or any Subsidiary of the Company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transaction Documents” means, collectively, each of the Loan Documents, the Option Agreement, the Purchase Agreement, the Shareholders Agreement and the Senior Finance Documents.

“Transactions” means (a) the execution, delivery and performance by (x) the Borrower of this Agreement and the other Transaction Documents to which the Borrower is intended to be a party and (y) by Holdings of the Transaction Documents to which it is a party, (b) the borrowing of the Loan hereunder and the use of the proceeds thereof as permitted hereby, and (c) the consummation of the Acquisition and the Borrower being capable of exercising its rights as shareholder of the Company.

“United States” means the United States of America.

“U.S. Person” means a U.S. Person within the meaning of Rule 902 under the U.S. Securities Act of 1933.

SECTION 1.02.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require,

any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (without limiting any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03.   Accounting Terms; GAAP; Historical Financial Calculations.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, if such terms relate to the Company, Argentine GAAP, in each case as in effect from time to time; provided that, if the Borrower notifies the Lenders that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01.   The Commitment.

(a)           Subject to the terms and conditions set forth herein, the Seller agrees to make a Loan to the Borrower on the Closing Date in a principal amount not exceeding its Commitment.  Amounts prepaid or repaid in respect of the Loan may not be reborrowed.

(b)           Unless previously terminated, the Commitments shall terminate at the earlier to occur of the following:  (i) 11:00 a.m., London time, on June 2, 2011; (ii) the termination of the commitments of the Senior Lenders to make Senior Loans pursuant to the terms of the Senior Term Loan Agreement other than as a result of the disbursement of the Senior Loans; and (iii) the disbursement of the Loan.

SECTION 2.02.   Disbursement of Loan.

The Loan shall represent credit provided by the Seller to the Borrower for use against the purchase by the Borrower of the Acquired Shares from the Seller, in accordance with the terms of the Purchase Agreement.  The Loan shall be deemed to be made by the Seller on the Closing Date, upon the terms and subject to the conditions of this Agreement.   The Loan shall not be disbursed in cash.  The Borrower shall, on the Closing Date, acknowledge to the Seller in writing application of the proceeds of the Loan in accordance with the terms of the Purchase Agreement.

SECTION 2.03.   Repayment of Loan; Evidence of Debt.

(a)           Repayment.  The Borrower hereby unconditionally promises to pay to the Lenders the outstanding principal amount of the Loan on each Payment Date set forth below in the aggregate principal amount set forth opposite such Payment Date:

Payment Date	Amount
November 21, 2016	$28,041,915
May 15, 2017	$28,041,915
November 15, 2017	$28,041,915
May 15, 2018	$28,041,915
November 15, 2018	$28,354,882
May 15, 2019	$28,354,882
November 15, 2019	$28,354,882
May 15, 2020	$28,354,882
November 15, 2020	$28,354,882
Maturity Date	the aggregate principal amount of the Loan outstanding on the Maturity Date provided that any partial prepayment of the Loan shall be applied to reduce ratably the remaining scheduled repayments of the Loan.  To the extent not previously paid, the outstanding principal amount of the Loan shall be due and payable on the Maturity Date.

(b)           Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal, interest and other amounts payable and paid to such Lender from time to time hereunder.

(c)           Effect of Entries.  The entries made in the records maintained pursuant to paragraph (b) of this Section shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(d)           Promissory Notes.  Any Lender may request that the Loan made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form of Exhibit F hereto.

SECTION 2.04.  Prepayment of Loan.

(a)           Voluntary Prepayments.  Subject to the terms of the Intercreditor Agreement, and the occurrence of the Senior Debt Discharge Date (except as otherwise permitted by the Senior Term Loan Agreement), the Borrower shall have the right to prepay the Loan in whole or in part at any time or from time to time, without penalty or premium, provided that each partial prepayment pursuant to this paragraph (a) shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)           Mandatory Prepayments.  Subject to the terms of the Intercreditor Agreement and the occurrence of the Senior Debt Discharge Date (except as otherwise permitted by the Senior Term Loan Agreement):

(i)           Excess Cash Flow.  Not later than the tenth Business Day following the last day of each Measurement Period, the Borrower shall prepay the Loan and pay accrued interest thereon in an aggregate amount equal to the ECF Sweep Percentage of the Excess Cash Flow for such Measurement Period.

(ii)           Dispositions of Shares.  Upon the occurrence of any Disposition of Shares that are Pledged Shares, pursuant to enforcement of the secured parties’ rights under the Security Documents, the Borrower shall prepay the Loan and pay accrued interest thereon, in an aggregate amount equal to 100% of the Net Cash Proceeds thereof.

(iii)           Debt Incurrence.  Upon any Debt Incurrence (excluding any Indebtedness incurred pursuant to a Permitted Refinancing), the Borrower shall prepay the Loan and pay accrued interest thereon, in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Incurrence.

(iv)           Equity Issuance.  Upon (x) any Equity Issuance that consists of (A) an Equity Issuance by the Borrower into the capital markets or (B) a capital contribution to the Borrower from the proceeds of the issuance of equity securities of Holdings into capital markets, the Borrower shall prepay the Loan and pay accrued interest thereon in an aggregate amount equal to 100% of the Net Cash Proceeds of such Equity Issuance and (y) any other Equity Issuance, the Borrower shall prepay the Loan and pay accrued interest thereon in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance.

(c)           Notices, Etc.  The Borrower shall notify the Seller by telephone (confirmed by telecopy) of any prepayment hereunder not later than 5:00 p.m., New York time, five Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of Loan to be prepaid and (i) in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment and (ii) in the case of a mandatory prepayment pursuant to Section 2.04(b)(i), a reasonably detailed calculation of the amount of Excess Cash Flow for the applicable Measurement Period.  All prepayments pursuant to Section 2.04(a) shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.05.  Fees.

The Borrower agrees to pay to each Agent, for its own account, fees payable in such amounts and on such dates as shall have been separately agreed upon in writing between the Borrower and such Agent. In addition, the reimbursement and indemnity obligations of the Borrower to the Agents set forth in Section 5.04 of the Pledge and Security Agreement are expressly incorporated as if set forth herein in their entirety.

SECTION 2.06.  Interest.

(a)           Interest Rate.  The Loan shall bear interest at a rate per annum as follows:

(i)           at any time prior to (and including) November 21, 2016 at a rate equal to 7.4% per annum; and

(ii)           thereafter, at a rate equal to 6.5% per annum.

(b)           Default Interest.  Notwithstanding the foregoing, upon the occurrence and during the continuance of any Default described in clause (a) or (b) of Article VII, the principal of and, to the extent permitted by law, due, owing and unpaid interest on the Loan and any other amounts due, owing and unpaid hereunder or under the other Loan Documents shall bear interest, in each case until such Default has been cured or waived, after as well as before judgment, at a rate per annum equal to the interest rate then applicable to the Loan plus 2% per annum.

(c)           Payment of Interest.  Accrued interest on the Loan shall be payable in arrears on each Payment Date; provided that (i) so long as no Default shall have occurred and be continuing, interest accrued up to (and including) November 21, 2016 shall be capitalized and added to the principal amounts of the Loan on such date, (ii) subject to the provisions of the Intercreditor Agreement, interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (iii) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)           Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.07.  [Reserved].

SECTION 2.08.  [Reserved].

SECTION 2.09.  [Reserved].

SECTION 2.10.  Taxes.

(a)           Payment of Taxes by the Borrower.  The Borrower shall pay all Taxes to the applicable Governmental Authority in accordance with applicable law.  If the Borrower shall be required to withhold or deduct any Taxes from such payments, then (i) the Borrower shall make such withholdings or deductions and (ii) the Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to each Lender in respect of which such payment applies the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender in respect of which such payment applies.

SECTION 2.11.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Payments by the Borrower; Limitations on Foreign Exchange.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim except with respect to any withholding or deduction required to be made pursuant to Section 2.10.  Any amounts received after such time on any date shall be deemed to have been received on the immediately following Business Day for purposes of calculating interest thereon.

(b)           If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the immediately following Business Day and no interest shall accrue on such amount.

(c)           All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.  If access by the Company, the Borrower or the Collateral Agent, as the case may be, to the foreign exchange market for the acquisition of Dollars and its transfer outside of Argentina is limited by virtue of any law, rule, regulation or interpretation by a Governmental Authority, any amount payable with respect to the Shares shall (i) be deposited into an account of the Collateral Agent maintained in Argentina or an account of any third party as instructed by the Collateral Agent and (ii) retained in such account until either (x) the Borrower can convert the amount on deposit in such account into freely available Dollars through (A) the purchase and sale in accordance with the Central Bank of Argentina regulations of debt securities issued by the federal government of Argentina denominated in Dollars or any other public or private bond or tradeable security quoted in any other foreign currency outside of Argentina or (B) any appropriate mechanism for the acquisition of Dollars in any exchange market or (y) a Lender elects, in its sole discretion, to receive its pro rata portion (determined in accordance with the respective unpaid principal amounts of the Loans held by the Lenders) of such amount, in which case the Collateral Agent shall pay such amount to such Lender.  The payment of amounts to such account shall not constitute payment in respect of the Loans or other amounts payable hereunder until so converted to and paid in Dollars (in the case of the foregoing clause (x)) or as provided in the foregoing clause (y), but, in the case of the foregoing clause (y), only to the extent of an amount in Dollars that would result from the conversion of the Argentine Pesos received by such Lender at the rate of exchange which in accordance with normal banking procedures the Lender could purchase such Dollars in the City of New York, New York, or, if not available, in the jurisdiction in which such Lender’s lending office is located on the Business Day immediately succeeding the date of its receipt of such amount (whether or not such Lender in fact exchanges such amount for Dollars on such succeeding date). The Borrower shall be responsible for the costs (including any loss due to unfavorable exchange rates) and expenses related to the export of such securities or the proceeds from the sale of such securities from Argentina and the sale of such securities or such proceeds outside Argentina to obtain freely available Dollars, in such amounts and on such dates as will permit the making of payments due hereunder.

(d)           Application of Insufficient Payments.  Unless otherwise provided herein,  if at any time insufficient funds are received by and available to the Lenders to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder.

(e)           Pro Rata Treatment.  Except to the extent otherwise provided herein (i)  each payment or prepayment by the Borrower of principal of the Loan shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them and (ii) each payment by the Borrower of interest on the Loan shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loan then due and payable to the respective Lenders.

(f)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loan of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, the Loan held by such Lender; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in its Loan to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Seller, with respect to each of itself and Holdings, that:

SECTION 3.01.  Organization; Powers.  Each of the Borrower and Holdings is duly organized and validly existing under the laws of its jurisdiction of organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in every jurisdiction where such qualification is required.  The Borrower is duly registered within the Commercial Registry of Madrid at tomo 25,433, folio 170, hoja M-458,196 and all the resolutions passed by its shareholders’ general meeting and/or directors suitable for registration have been duly registered within the Commercial Registry of Madrid.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within the Borrower’s and Holdings’ respective power and authority and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by it will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The choice of New York law to govern this Agreement and the Pledge and Security Agreement is a legal, valid and binding choice of law under the laws of Spain and the courts in Spain would recognize and enforce such choice of New York law.  A judgment obtained in a New York court in respect of this Agreement and the Pledge and Security Agreement will be recognized and enforced by the courts of Spain without re-examination of the merits.  Each of the Loan Documents to which the Borrower is a party is, and (to the extent requested by any Lender pursuant to this Agreement) any promissory note when duly executed and delivered by the Borrower will be, in proper legal form under the laws of Spain for the enforcement thereof against the Borrower under such law.  All formalities required in Spain and the United States for the validity and enforceability of each of the Loan Documents have been accomplished, and no taxes are required to be paid and no notarization is required, for the validity, enforceability and admissibility in evidence thereof.

SECTION 3.03.  Governmental Approvals; No Conflicts.  All consents, approvals, registrations, filings and other actions required to enable the Borrower and Holdings to enter into, exercise their respective rights and comply with their respective obligations under each of the Transaction Documents to which the Borrower or Holdings, as applicable, is a party, have been obtained and are in full force and effect, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Agreement, (iii) filings with the Argentine securities commission and the United States Securities and Exchange Commission, (iv) approval of the Acquisition by the holder of the Company’s Class A shares, as required by the Company’s bylaws, which approval shall have been obtained on or prior to the Closing Date, and (v) registrations after the Closing Date required pursuant to the second sentence of Section 5.04 that (a) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of either the Borrower or Holdings or any order of any Governmental Authority, (b) will not violate or result in a default under any indenture, agreement or other instrument binding upon either the Borrower or Holdings or their respective assets, or give rise to a right thereunder to require any payment to be made by any such Person and (c) except for the Liens created pursuant to the Security Agreement and the Security Documents (as defined in the Senior Term Loan Agreement), will not result in the creation or imposition of any Lien on any asset of either the Borrower or Holdings.

SECTION 3.04.  No Material Adverse Change.  Since December 31, 2010, no event, change or condition has occurred that has resulted or could reasonably be expected to result in a material adverse effect on the ability of the Borrower or Holdings to perform any of their respective obligations under this Agreement or any of the other Loan Documents to which it is a party, provided that no representation is made with respect to events, changes or conditions relating to the Company.

SECTION 3.05.  Properties.  The Borrower owns no real property or any interest therein.  The Borrower has good title to all its property (other than the Acquired Shares) material to its business, in each case subject only to the Liens created pursuant to the Security Agreement and the Security Documents (as defined in the Senior Term Loan Agreement).  Holdings has good title to the shares of common stock of the Borrower subject only to the Liens created pursuant to the Security Documents (as defined in the Senior Term Loan Agreement).

SECTION 3.06.  Litigation.  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority, or governmental investigations known to the Borrower, now pending against or, to the knowledge of the Borrower, threatened against either the Borrower or Holdings (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions, provided that no representation is made with respect to any actions, suits or proceedings involving the Company, the Seller or any of its Affiliates.

SECTION 3.07.  Compliance with Laws.  The Borrower is in compliance with all laws (including environmental laws) applicable to the Borrower, regulations and orders of any Governmental Authority applicable to it or its property, except for any such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse

Effect. For the avoidance of doubt, the Borrower makes no representation with respect to the Company.

SECTION 3.08.  Compliance with Agreements; No Default.  Each of the Borrower and Holdings is in compliance with all indentures, agreements and other instruments binding upon it or its property, except for any such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.09.  Investment Company Status.  Assuming that (i) each Lender that is a U.S. Person is a “qualified purchaser” (“Qualified Purchaser”) within the meaning of Section 2(a)(51) of the Investment Company Act and (ii) any assignee of or holder of any participation in the Loans that is a U.S. Person will be a Qualified Purchaser, neither the Borrower nor Holdings is, or will be after such assignment or participation, required to register as an “investment company” as defined in the Investment Company Act.

SECTION 3.10.  Taxes.  The Borrower has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (x) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves to the extent required by GAAP or (y) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.  There is no income, stamp or other tax, levy, assessment, impost, deduction, charge or withholding of any kind imposed by Spain, the United States or Argentina (or any province, municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such tax, levy, assessment, impost, deduction, charge or withholding) on or by virtue of the execution or delivery of the Loan Documents (except for any stamp tax payable upon the execution and delivery of the Junior Pledge Agreement).

SECTION 3.11.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it with respect to itself, its Affiliates and its and its Affiliates’ businesses and properties, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, provided that no representation is made with respect to any matters involving the Company and its Affiliates.

SECTION 3.12.  Security Interests; Liens.  The Pledge and Security Agreement provides the Collateral Agent, for the benefit of the Lenders and the Collateral Agent, with effective, valid, legally binding and enforceable first priority Liens on all of the Collateral.  The Collateral Agent’s security interests described above will be, as of the Closing Date (and, with respect to all subsequently acquired Collateral will be when so acquired) superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien, assignment or otherwise.  Other than the Liens created pursuant to the Security Documents and the Permitted Excluded Shares Liens, no Lien exists on any property of the Borrower. Other than the Liens created pursuant to the Senior Finance Documents, no Lien exists on the shares of common stock of the Borrower.

SECTION 3.13.  Capitalization.  The share capital of the Borrower consists of an aggregate of 660 shares of common stock with a par value of  €100 Euros per share, each of which shares is fully paid and nonassessable.  The share capital of the Borrower is fully registered in the Commercial Registry of Madrid.  As of the date hereof all of such issued and outstanding shares of common stock of the Borrower are owned beneficially and of record by Holdings.  As of the date hereof, (x) there are no outstanding Equity Rights with respect to the Borrower and (y) there are no outstanding obligations of the Borrower to repurchase, redeem, or otherwise acquire any shares of capital stock of the Borrower nor are there any outstanding obligations of the Borrower to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower.

SECTION 3.14.  Subsidiaries and Investments.

(a)           Subsidiaries.  The Borrower has no Subsidiaries.

(b)           Investments.  The Borrower has no Investments other than the Accounts  (as such term is defined in the Senior Term Loan Agreement), the Interest Rate Cap Agreement, the Acquired Shares, the Santander Excluded Assets and Cash Equivalents.

SECTION 3.15.                           Solvency.  As of the date hereof, after giving effect on a pro forma basis to the extensions of credit hereunder and to the other Transactions, (i) the aggregate value of all properties of the Borrower at their present fair saleable value exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Borrower, (ii) the Borrower will not have unreasonably small capital with which to conduct its business operations as heretofore conducted and (iii) the Borrower is not affected by any event of dissolution (causa de disolución) established in articles 360, 361 and 363 of the Spanish Capital Companies Act (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el Texto Refundido de la Ley de Sociedades de Capital), and it is not reasonably foreseeable that it will be affected by any of this events of dissolution during the term of this Agreement.

ARTICLE IV

CONDITIONS

The obligation of the Seller to make its Loan hereunder shall become effective on the Closing Date, subject to the satisfaction of the following conditions precedent and the receipt by the Seller of each of the following documents, each of which documents, to the extent that a form therefor is not attached hereto as an Exhibit, shall be satisfactory to the Seller in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a)           This Agreement.  A counterpart of this Agreement signed on behalf of each of the parties hereto (other than the Seller).

(b)           Purchase Agreement.  A counterpart of the Purchase Agreement signed on behalf of each of the parties thereto (other than the Seller, Repsol Exploración, S.A., Caveant S.A., and Repsol YPF Capital, S.L.).

(c)           Option Assignment.  The Option Assignment has been duly executed and delivered by each applicable party thereto.

(d)           Proceeds. The Borrower shall have received, from proceeds of the Senior Finance Documents, cash proceeds in Dollars not less than $700,000,000.

(e)           [Reserved].

(f)           Senior Finance Documents.  From each party thereto (i) the Senior Finance Documents signed on behalf of the parties thereto, and (ii) written evidence reasonably satisfactory to the Seller that all conditions precedent to the disbursement of the Senior Loans have been satisfied or waived by the Senior Lenders.

(g)           Intercreditor Agreement.  From each party thereto a counterpart of the Intercreditor Agreement signed on behalf of such party.

(h)           [Reserved].

(i)           Acquisition.  The Acquisition shall be consummated (i) simultaneously with the closing hereunder for a purchase price not in excess of $1,304,032,488 and (ii) otherwise in accordance with the terms of the Option Agreement and the Purchase Agreement.

(j)           Corporate Documents.  Such documents and certificates as the Seller or its counsel or the Collateral Agent may reasonably request relating to the organization, existence of the Borrower and Holdings, the authorization of the Transactions and incumbency of officers, including without limitation corporate documents, evidence of authority and officers’ and public officials’ certifications.

(k)           Officer’s Certificate.  A certificate, dated the Closing Date and signed by a Senior Officer of the Borrower, confirming compliance with the conditions set forth in clauses (s) and (t) of this Article IV.

(l)           Pledge and Security Agreement.  The Pledge and Security Agreement has been duly executed and delivered by the Borrower and the Collateral Agent.  In addition, the Borrower shall have (A) included in the Collateral 3,048,174 Acquired Shares, (B) delivered to the Collateral Agent in New York the certificates representing such Acquired Shares indorsed to the Collateral Agent or in blank by an effective endorsement, and (C) taken such other action as necessary, including as the Collateral Agent shall have reasonably requested, in order to perfect the security interests created pursuant to the Pledge and Security Agreement.

(m)           Process Agent Acceptance.  A Process Agent Acceptance in respect of the Borrower, duly executed and delivered by the Process Agent.

(n)           Outstanding Indebtedness and Capital Stock.  A certificate, dated the Closing Date and signed by a Senior Officer of the Borrower, to the effect that, after giving effect to the Transactions, and the other transactions contemplated herein (i) the Borrower shall have outstanding no Indebtedness or capital stock other than (w) the Loan hereunder, (x) Indebtedness under the Senior Term Loan Agreement (y) Indebtedness under the Santander Facility and (z) the common stock pledged to the Collateral Agent and (ii) Holdings shall have outstanding no Indebtedness other than Permitted Holdings Indebtedness.

(o)           Número de Operación Financiera.  A certificate, dated the Closing Date and signed by a Senior Officer of the Borrower, in respect of, and attaching a copy of, the documentation received by the Borrower in connection with its receipt of a Número de Operación Financiera (NOF) from the Bank of Spain.

(p)           [Reserved].

(q)           [Reserved].

(r)           No Litigation.  A certificate, dated the Closing Date and signed by a Senior Officer of the Borrower, to the effect that there shall be no litigation, governmental, administrative or judicial action, actual or, to the knowledge of the Borrower, threatened, or governmental investigations known to the Borrower, which is reasonably likely to be adversely determined and, if so determined, is reasonably likely to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

(s)           True Representations and Warranties.  The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the Closing Date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date).

(t)           No Default.  At the time of and immediately after giving effect to the Loan, no Default shall have occurred and be continuing.

(u)           Payment of Fees.  The Borrower shall no later than the Closing Date by wire payment in immediately available funds pay the fees and expenses of Emmet, Marvin & Martin, LLP, counsel to the Collateral Agent.

(v)           No Material Adverse Changes. Except as disclosed in the Company’s Form 20-F for the year ended December 31, 2010 and the Company’s Forms 6-K filed thereafter and prior to April 1, 2011, there shall not have occurred any event, change or condition since December 31, 2010 that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the reserves, refineries, distribution operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, but excluding any material adverse effect that arises solely from (i) the general economic or political climate in Argentina (other than as a result of a change in the Argentine hydrocarbon pricing regime or from any nationalization or expropriation of, or revocation of any concession relating to, oil and gas assets in Argentina by any national or provincial Governmental Authority (or the commencement of any legal process seeking any such nationalization, expropriation or revocation)) or (ii) the Argentine export tax promulgated pursuant to Resolution No. 394/2007, as amended, of the Argentine Ministry of Economy.

(w)           Santander Facility. Written consents and waivers required under the documentation governing the Santander Facility to enable the Borrower to execute, deliver and perform the Loan Documents without resulting in a breach of the documentation governing the Santander Facility.

(x)           Class A Shareholder Approval.  Written approval of the Acquisition by the holder of the Company’s Class A shares, as required by the Company’s bylaws.

(y)           Notarization. This Agreement and the Intercreditor Agreement shall have been notarized before a Spanish Notary Public.

Notwithstanding the foregoing, the obligations of the Seller to make its Loan shall not become effective unless the Closing Date shall have occurred on or prior to 11:00 a.m., London time, on June 2, 2011.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the principal of and interest on the Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to each Lender:

(a)           within 90 days after the end of each fiscal year of the Borrower, the audited balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized international standing (without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Senior Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Senior Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements of the Borrower as at the end of and for the prior fiscal year and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower (not including any information with respect to the Company) or compliance with the terms of this Agreement, the other Loan Documents, or the Senior Finance Documents, as any Lender may reasonably request.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to each Lender and the Collateral Agent written notice of the following:

(a)           the occurrence of any Default; and

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (i) against the Borrower, Holdings or any of their respective assets that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) known to the Borrower that, if adversely determined, could reasonably be expected to result in an adverse effect on the rights or remedies of the Collateral Agent, any other Agent, or any Lender in respect of any of the Collateral under the Loan Documents.

Each notice delivered under this Section shall be accompanied by a statement of a Senior Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  [Reserved].

SECTION 5.04.  Existence; Preservation of Rights; Conduct of Business.  The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, registrations, privileges and franchises material to the conduct of its business and the performance of its obligations pursuant to the Loan Documents to which it is a party. Without limiting the foregoing, in the event that the Borrower ceases to hold the Shares owned by it in the form of American Depositary Shares or as required by applicable law, the Borrower shall be registered, and thereafter maintain such registration, with the Public Registry of Commerce of the City of Buenos Aires under Section 123 of Law 19,550, as amended, for purposes of acting as a shareholder of an Argentine company.

SECTION 5.05.  Payment of Obligations.  The Borrower will pay its obligations, including tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto if required by and in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.  Books and Records; Inspection Rights.  The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will permit any representatives designated by any Lender, upon reasonable prior notice, reasonable access to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.  Compliance with Laws.  The Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds.  The amount of the Loan will be credited to pay the purchase price of the Acquisition pursuant to the Option Agreement and the Purchase Agreement.

SECTION 5.09.  [Reserved].

SECTION 5.10.  Further Assurances; Release of Acquired Shares from the Collateral.

(a)           The Borrower will take such action from time to time (including executing and delivering such assignments, security agreements, account control agreements and other instruments) as is required under applicable law (including as shall be reasonably requested by the Majority Lenders) to create, in favor of the Collateral Agent for the benefit of the Lenders and the Collateral Agent, perfected security interests and Liens in all of the Pledged Shares.

(b)           If, after the Closing Date, (i) the Annual Collateral Coverage Ratio for any fiscal year of the Company, as calculated by the Borrower in reasonable detail and certified by the Borrower and delivered to the Seller, is greater than the Release Ratio Level with respect to such fiscal year, (ii) no Default (as such term is defined in the Senior Term Loan Agreement) shall have occurred and be continuing or would result therefrom and (iii) no material breach by the Seller of its obligations under the Shareholders Agreement shall have occurred and be continuing, then, promptly after the sixth Business Day after the Company has made publicly available its audited annual financial statements for such fiscal year, the Borrower shall make all commercially reasonable efforts to cause the release of Excluded Shares from the collateral securing the Indebtedness of the Borrower under the Senior Term Loan Agreement (such released Shares, the “Released Shares”), and the Borrower shall pledge such Released Shares to secure, pursuant to a first ranking Lien, the Indebtedness of the Borrower under this Agreement pursuant to the Security Documents, in such amounts and in accordance with the terms of the Senior Term Loan Agreement.  From time to time, upon release of such Released Shares by the Senior Collateral Agent, the Borrower shall cause the delivery of such Released Shares to the Seller or its designee (which may be the Collateral Agent) free and clear of all Liens, and the Borrower shall execute, and make all commercially reasonable efforts to cause each Agent (as such term is defined in the Senior Term Loan Agreement) to execute, and deliver to the Borrower such documentation as shall be reasonably requested by Seller to effect the release of the Released Shares and cause such Released Shares to be pledged pursuant to the Security Documents.

Notwithstanding the foregoing, no Excluded Shares shall be released from the collateral securing the Indebtedness of the Borrower under the Senior Term Loan Agreement if and to the extent that such release would (i) cause the outstanding principal amount of the loans under the Senior Term Loan Agreement to exceed the Maximum Loan Value (as defined in accordance with Section 5.10(a) of the Senior Term Loan Agreement) of the collateral securing the Indebtedness of the Borrower under the Senior Term Loan Agreement  or (ii) increase the amount by which the outstanding principal amount of the loans under the Senior Term Loan Agreement  exceeds the Maximum Loan Value of such collateral.

(c)           Concurrently with the repayment and discharge in full of the obligations of Borrower under the Senior Term Loan Agreement:

(i)  all of the Shares securing the Indebtedness of the Borrower under the Senior Term Loan Agreement immediately prior to the repayment and discharge of the obligations of Borrower under the Senior Term Loan Agreement, other than Excluded Shares pledged or to be pledged in connection with a Permitted Refinancing in accordance with the terms of this Agreement (“Permitted Refinancing Excluded Shares”), shall be released from the collateral securing the Indebtedness of the Borrower under the Senior Term Loan Agreement and will be pledged to secure, pursuant to a first ranking Lien, the Indebtedness of the Borrower under this Agreement pursuant to the Security Documents; and

(ii)  the Borrower shall make all commercially reasonable efforts to cause the release of the Excluded Shares securing the Indebtedness of the Borrower under the Senior Term Loan Agreement (other than Permitted Refinancing Excluded Shares) from the collateral securing the Indebtedness of the Borrower under the Senior Term Loan Agreement and upon release of such Excluded Shares by the Senior Collateral Agent, to cause the delivery thereof  to the Seller or its designee (which may be the Collateral Agent) free and clear of all Liens, and the Borrower shall execute, and make all commercially reasonable efforts to cause each Agent (as such term is defined in the Senior Term Loan Agreement) to execute, and deliver to the Borrower such documentation as shall be reasonably requested by Seller to effect the release of such Excluded Shares and cause such Excluded Shares to be pledged pursuant to the Security Documents.

                      (iii)  the number of Permitted Refinancing Excluded Shares shall not exceed (x) the lesser of (I) the product of (A) the aggregate principal of, interest and other amounts due of the Indebtedness outstanding under the Senior Term Loan Agreement and repaid in full with the proceeds of the Permitted Refinancing and (B) two (2), and (II) $710,000,000, divided by (y) the Weighted Average Share Price.

“Weighted  Average Share Price” shall mean (i) if the Shares are represented by American Depositary Shares trading in the New York Stock Exchange (a) the volume weighted average of the closing sales prices of the American Depositary Shares for such day; and (b) if there have been no sales of the American Depositary Shares on such exchange on any such day, the average of the highest bid and lowest asked prices for the American Depositary Shares on such exchange at the end of such day; in each case, averaged over thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to consummation of the Permitted Refinancing as to which “Weighted  Average Share Price” is being determined; and (ii) if the Shares are no longer listed for trading in the New York Stock Exchange, (a) the volume weighted average of the closing sales prices of the Shares in the Buenos Aires Stock Market (Mercado de Valores de Buenos Aires) for such day; and (b) if there have been no sales of the Shares on such exchange on any such day, the average of the highest bid and lowest asked prices for the Shares on such exchange at the end of such day; in each case, averaged over thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to consummation of the Permitted Refinancing as to which “Weighted  Average Share Price” is being determined.  Any amounts in Argentine pesos shall be converted into dollars at the at the exchange rate quoted by the Argentine Central Bank (Banco Central de la República Argentina) on the Trading Day immediately prior to consummation of the Permitted Refinancing as to which “Weighted  Average Share Price” is being determined.

“Trading Day” shall mean a day on which the American Depositary Shares or Shares are traded in the New York Stock Exchange or the Buenos Aires Stock Market, as applicable.

In case of any change in the ratio of American Depositary Shares to Shares, the calculation of “Weighted  Average Share Price” shall be adjusted accordingly.

(d)           Concurrently with the repayment and discharge in full of the obligations of Borrower under any Permitted Refinancing:

                      (i)  the Borrower shall make all commercially reasonable efforts to cause the release of the Permitted Refinancing Excluded Shares pledged by the Borrower to secure the Indebtedness of the Borrower under any Permitted Refinancing (the “Refinancing Released Security”); and

                      (ii)  the Borrower shall, upon release of such Refinancing Released Security, cause the delivery of such Refinancing Released Security (and hereby irrevocably instructs each Agent (as such term is defined in the Senior Term Loan Agreement) and each agent appointed pursuant to any Permitted Refinancing to deliver such Refinancing Released Security), to the Seller or its designee (which may be the Collateral Agent) free and clear of all Liens, and the Borrower shall procure the execution, and make all commercially reasonable efforts to cause each Agent to execute, and deliver to the Borrower such documentation as shall be reasonably requested by Seller to effect the release of such Refinancing Released Security and cause such Refinancing Released Security to be pledged to secure, pursuant to a first ranking Lien, the Indebtedness of the Borrower under this Agreement pursuant to the Security Documents.

(e)           (i)           the Borrower shall take all measures, perform all actions, grant all documents, obtain all official or private seals, approvals, authorizations, stamps or others and grant all documents necessary to ensure that this Agreement (including any amendment, restatement, novation or related document) and/or any other Loan Document (including any amendment, restatement, novation or related document) are raised in Spain to the status of Public Documents (elevación a escritura pública o póliza) in compliance with Spanish law requirements on or before five Business Days after the date on which the Collateral Agent makes a request to the Borrower,

(ii)           the Borrower acknowledges that the escritura pública will expressly state that the Collateral Agent and/or any Lender is entitled to claim all amounts outstanding under the Loan Documents following any non-payment of principal by the Borrower.  This does not prejudice the exercise of any other right or remedy of the Collateral Agent and/or any Lender,

(iii)           any Person that assumes any obligation, responsibility or undertaking in the future under this Agreement shall be obliged by this paragraph (c), and

(iv)           the Borrower hereby expressly authorizes the Majority Lenders (and the Collateral Agent and any local Collateral Agent or designee of the Collateral Agent or of the local Collateral Agent, to the extent it is necessary) to request and obtain copies (copias con carácter ejecutivo) issued by the Notary Public who has raised this Agreement or any other Loan Document into the status of a Spanish public document for the purpose of Article 517 of the Civil Procedural Law (Law 1/2000 of 7 January) (Ley de Enjuiciamiento Civil).  The cost of such copies issued will be for the account of the Borrower.

(f)           if this Agreement or any other Loan Document is raised in Spain to public documents status in accordance with paragraph (c) above, for the purpose of Article 571 et seq. of the Civil Procedural Law, then:

(i)           the amount due and payable under this Agreement and/or any Loan Document that may be claimed in any executive proceedings will be contained in a certificate supplied by the Collateral Agent and/or a Lender and will be based on the accounts maintained by the applicable Agent and/or such Lender in connection with this Agreement and,

(ii)           the Collateral Agent may (at the cost of the Borrower) have the certificate notarized,

(iii)           the Collateral Agent or any local Collateral Agent or designee of the Collateral Agent as local Collateral Agent may start executive proceedings by presenting to the relevant court (x) an original notarial copy of this Agreement or any other Loan Documents, as applicable, and (y) a notarial document (acta notarial) incorporating the certificate of the applicable Agent or Lender referred to in subparagraph (i) above; provided that the Borrower must be notified of the details of such certificate at least 5 days before the start of the executive proceedings.

ARTICLE VI

NEGATIVE COVENANTS

Until the principal of and interest on the Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created hereunder;

(b)           Indebtedness outstanding under the Senior Term Loan Agreement;

(c)           The Interest Rate Cap Agreement;

(d)           Indebtedness outstanding under any Permitted Subordinated Debt;

(e)           Indebtedness outstanding under any Permitted Refinancing; and

(f)           Indebtedness outstanding under the Santander Facility and any refinancing thereof that, (i) is in a principal amount not greater than the amount of the Indebtedness refinanced, (ii) matures no earlier than the Indebtedness refinanced and (iii) has a weighted average life no shorter than the Indebtedness refinanced.

SECTION 6.02.  Liens.  The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to the Security Documents;

(b)           Permitted Encumbrances;

(c)           Liens created pursuant to the Security Documents (as defined in the Senior Term Loan Agreement);

(d)           Liens securing the Indebtedness under any Permitted Refinancing; and

(e)           Liens on the Santander Excluded Assets that secure Indebtedness referred to in Section 6.01(f).

SECTION 6.03.                           Fundamental Changes; Dispositions

.  The Borrower will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself, or voluntarily commence any proceedings described in Article VII(l)(i).  The Borrower will not acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except as permitted by Section 6.05.  The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired, except for (a) a Disposition of Shares that are Excluded Shares included in the collateral securing the Indebtedness under the Senior Term Loan Agreement or any Indebtedness under any Permitted Refinancing for cash or Cash Equivalents, in each case to be paid to the Borrower at the time of such Disposition of Shares, provided that the proceeds thereof are applied to prepay the Senior Loans or such Permitted Refinancing, respectively, and to prepay the Loan pursuant to Section 2.04(b)(ii) and/or (b) any disposition of Santander Excluded Assets, either in compliance with or pursuant to the Santander Facility or after the Santander Facility has been fully repaid or terminated.

SECTION 6.04.  Lines of Business.  The Borrower will not engage in any business other than its ownership of the Shares, its consummation of the Transactions and activities and liabilities incidental thereto.

SECTION 6.05.  Subsidiaries and Investments.  The Borrower will not acquire or establish any Subsidiaries and, without limiting the foregoing, the Borrower will not make or permit to remain outstanding any Investments except:

(a)           the Accounts (as defined in the Senior Term Loan Agreement);

(b)           Cash Equivalents;

(c)           the Interest Rate Cap Agreement;

(d)           the Acquired Shares; and

(e)           the Santander Excluded Assets.

SECTION 6.06.  Restricted Payments.  The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)           subject to the delivery by the Borrower to the relevant agents under the Senior Term Loan Agreement or this Agreement, as the case may be, of reasonable documentary evidence thereof (and without duplication of any Asset Taxes paid pursuant to Section 6.07(c) or Permitted Borrower Expenses pursuant to Section 6.07(d)), (i) any Restricted Payments made for the purpose of allowing the direct and indirect shareholders of Holdings to pay Asset Taxes and (ii) any Restricted Payment made for the purpose of allowing Holdings to pay Permitted Borrower Expenses;

(b)           the payment of dividends in any fiscal year of the Borrower in an aggregate amount not exceeding the lesser of $9,550,000 and the aggregate amount of the portions of Excess Cash Flow for such fiscal year not required to be used to prepay the Senior Loans pursuant to Section 2.04(b)(i) of the Senior Term Loan Agreement, the terms of any Indebtedness under any Permitted Refinancing, and the Loan pursuant Section 2.04(b)(i) (as such aggregate amount may be reduced on a Dollar-for-Dollar basis by the amount of prepayments, redemptions or repurchases, and other payments in respect, of Indebtedness of the Borrower under any Permitted Subordinated Debt, made pursuant to paragraph (d) below), provided that (i) no Default shall have occurred and be continuing or would result therefrom and (ii) no such dividend payment shall be permitted from any such portion of Excess Cash Flow for any Measurement Period until after the mandatory prepayment required pursuant to Section 2.04(b)(i) of the Senior Term Loan Agreement, the terms of any Indebtedness under any Permitted Refinancing, and Section 2.04(b)(i) hereof, to be made for such Measurement Period shall have been made;

(c)           the payment of dividends or distributions with the proceeds of amounts received by the Borrower in respect of the Santander Excluded Assets; and

(d)           prepayments, redemptions or repurchases of, and other payments in respect of, Indebtedness of the Borrower under any Permitted Subordinated Debt, made with the amounts otherwise permitted to be used for the payment of dividends pursuant to paragraph (b) above, provided that, upon any such prepayment, redemption or repurchase, the amount otherwise available for the payment of dividends under paragraph (b) above shall be reduced on a Dollar-for-Dollar basis.

SECTION 6.07.  Transactions with Affiliates.  The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)           transactions duly incurred and documented and in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be reasonably obtained on an arm’s-length basis from unrelated third parties, provided that the aggregate amount of payments to be made by the Borrower with respect to all such transactions shall not exceed $166,667 per fiscal year of the Borrower;

(b)           the incurrence of Permitted Subordinated Debt;

(c)           subject to the delivery by the Borrower to the Agents of reasonable documentary evidence thereof (and without duplication of any Restricted Payments made pursuant to Section 6.06(a)(i)), the payment of Asset Taxes on behalf of the direct and indirect shareholders of Holdings;

(d)           subject to the delivery by the Borrower to the Seller of reasonable documentary evidence thereof (and without duplication of any Restricted Payments made pursuant to Section 6.06(a)(ii)), the payment of Permitted Borrower Expenses; and

(e)           the payment of dividends otherwise permitted hereunder.

SECTION 6.08.  Termination or Modification of Certain Documents.  The Borrower will not terminate or modify (whether in writing or otherwise) the economic terms of, or modify (whether in writing or otherwise) in a manner that is adverse to the Lenders, any documentation governing the Indebtedness of the Borrower under any Permitted Subordinated Debt, without the prior written consent of the Required Lenders.  The Borrower will not terminate or modify (whether in writing or otherwise) the economic terms of, or modify (whether in writing or otherwise) in a manner that is materially adverse to the Lenders, any organizational document of the Borrower (including any change (whether agreed or deemed pursuant to applicable law) of domicile), without in each case the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on the Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower in or, on and after the date hereof, in connection with this Agreement or any other Loan Document or by or on behalf of Holdings in or, on and after the date hereof, in connection with any Loan Document to which it is a party, or, in each case, any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished by or on behalf of the Borrower or Holdings pursuant to or, on and after the date hereof, in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.04 (with respect to the Borrower’s existence), 5.10(c) or in Article VI of this Agreement; (ii) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 4.02 or 4.04(a) of the Security Agreement; (iii) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 4(b) of the Junior Pledge Agreement; or (iv) the Borrower shall fail to observe or perform any other material covenant, condition or agreement contained in, the Shareholders Agreement (other than Section 7.3 thereof);

(e)           [Reserved].

(f)           either the Borrower or Holdings shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those covenants, conditions or agreements specified above in this Article) and such failure shall continue unremedied for a period of 30 or more days after the earlier of (x) an officer of the Borrower obtaining knowledge of such failure and (y) notice thereof from any Lender to the Borrower;

(g)           the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue beyond any applicable grace period set forth in the agreements or instruments evidencing or governing such Material Indebtedness;

(h)           any event or condition occurs that results in any Material Indebtedness incurred by the Borrower or in the Petersen I Seller Credit Agreement becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness, the Petersen I Seller Credit Agreement, or any trustee or agent on its or their behalf to cause any such Material Indebtedness or the Petersen I Seller Credit Agreement to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(i)           any Default or Event of Default under and as defined in the Petersen I Senior Credit Facility shall occur; provided that no Event of Default hereunder shall exist if upon the occurrence of such a Default or Event of Default, the Seller exercises its rights and performs its obligations under Section 15.6 of the Intercreditor Agreement under and as defined in the Petersen I Senior Credit Facility (including to purchase the loans under the Petersen I Senior Credit Facility) on or prior to the 10th day following the occurrence of such Default or Event of Default;

(j)           the Company shall fail to make any payment when due of principal in an amount of $50,000,000 under any of its outstanding Indebtedness;

(k)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, debt restructuring (including any out of court restructuring agreement or acuerdo preventivo extrajudicial), winding up, administration or dissolution, including any disolución, liquidación, concurso, or any other similar proceedings, or other relief in respect of either the Company, Holdings, the Borrower or any of its subsidiaries or their respective debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar official, including a liquidador, administración concursal or any other Person performing the same function of each of the foregoing, for either the Company, Holdings, the Borrower or any of its subsidiaries or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(l)           either the Company, Holdings, the Borrower or any of its subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, debt restructuring (including any out of court restructuring agreement or acuerdo preventivo extrajudicial), winding up, administration or dissolution, including any disolución, liquidación, concurso, or any other similar proceedings,  or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of  any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar official, including a liquidador, administración concursal or any other Person performing the same function of each of the foregoing, for either of the Company, Holdings, the Borrower or any of its subsidiaries or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(m)           either the Company, Holdings, the Borrower or any of its subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due, including that the Borrower is in a state of insolvencia or concurso;

(n)           one or more judgments for the payment of money in an aggregate amount in excess of $7,000,000 shall be rendered against either the Borrower or Holdings and the same shall remain undischarged, unsatisfied, unstayed and unbonded for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or Holdings, as the case may be, to enforce any such judgments;

(o)           a Change of Control shall occur;

(p)           the Liens created pursuant to the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby in favor of the Collateral Agent, free and clear of all other Liens, or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Borrower or Holdings;

(q)           [Reserved].

(r)           [Reserved].

(s)           the Borrower shall breach Section 7.3 of the Shareholders Agreement (after giving effect to any permitted waiver thereof as described under Section 6.08 of the Senior Term Loan Agreement) unless the Borrower has received a Specified Equity Contribution from Holdings in the amount by which the dividends received by the Borrower in respect of the Acquired Shares is less than the amount of such dividends required to be paid under said Section 7.3 (after giving effect to any permitted waiver thereof as described under Section 6.08 of the Senior Term Loan Agreement);

(t)           Holdings shall (i) terminate or modify (whether in writing or otherwise) the economic terms of, or modify (whether in writing or otherwise) in a manner that is adverse to the Lenders, any documentation governing the Indebtedness of the Borrower under any Permitted Subordinated Debt, (ii) terminate or modify (whether in writing or otherwise) in a manner that is materially adverse to the Lenders any of its or the

Borrower’s organizational documents (including any change (whether agreed or deemed pursuant to applicable law) of domicile), other than any such termination or modification resulting from the transactions permitted under Section 13 of the Holdings Pledge Agreement, without in each case the prior written consent of the Required Lenders, (iii) engage at any time in any business or business activity other than ownership and acquisition of equity interests in the Borrower or in Mantenimientos y Servicios S.A. (provided that any such acquisition of equity interests in Mantenimientos y Servicios S.A. shall be for consideration not greater than fair value) and the extension of Permitted Subordinated Debt to the Borrower, or any activities directly related thereto, or any actions incidental to the consummation of the Transactions and to maintenance and continuance by Holdings of the foregoing activities, (iv) incur any Indebtedness other than Permitted Holdings Indebtedness or (v) permit any Liens on the equity interests of the Borrower other than Liens created pursuant to the Security Documents or the Senior Finance Documents;

(u)           Holdings shall fail to (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, registrations, privileges and franchises material to the conduct of its business and the performance of its obligations pursuant to the Security Documents (as defined in the Senior Term Loan Agreement) to which it is a party (without prejudice to the transactions permitted under Section 13 of the Holdings Pledge Agreement), (ii) pay its obligations, including tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (x) the validity or amount thereof is being contested in good faith by appropriate proceedings, (y) Holdings has set aside on its books adequate reserves with respect thereto if required by and in accordance with generally accepted accounting principles in Spain and (z) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, (iii) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, (iv) permit any representatives designated by any Lender, upon reasonable prior notice, reasonable access to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, (v) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (vi) take all measures, perform all actions, grant all documents, obtain all official or private seals, approvals, authorizations, stamps or others and grant all documents required to be taken, performed, granted or obtained by Holdings to ensure that the Senior Finance Documents (including any amendment, restatement, novation or related document) are raised in Spain to the status of Public Documents (elevación a escritura pública o póliza) in compliance with Spanish law requirements on or before five Business Days after the date on which the Senior Collateral Agent makes a requirement to Holdings, and in each case under this paragraph (s) (other than clause (i) with respect to the existence of Holdings) such failure shall continue unremedied for a period of 30 or more days after notice thereof from any Lender to the Borrower;

(v)           there shall occur any loss, seizure, compulsory acquisition, expropriation or nationalization of substantially all the assets of the Borrower or substantially all the assets of the Company if the same has a material adverse effect on the ability of the Borrower to perform its payment obligations hereunder and under the other Loan Documents or on the rights and remedies of the Collateral Agent and/or the Lenders hereunder or thereunder;

(w)           there shall occur any action by any Governmental Authority of Argentina that has the effect of restricting the Company’s ability to convert Argentine Pesos to U.S. dollars and/or transfer those funds to persons outside Argentina on account of dividend payments or any other inconvertibility event, including but not limited to any mandatory moratorium, rescheduling or any other event of the sort, that, in each case, has a material adverse effect on the ability of the Borrower to perform its payment obligations under this Agreement and the other Loan Documents, unless the Company applies resources outside of Argentina to discharge all of its liabilities in respect of such dividends in spite of such action;

then, and in every such event (other than an event with respect to the Borrower described in clause (k) or (l) of this Article), and at any time thereafter during the continuance of such event, the Majority Lenders may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (k) or (l) of this Article, the Commitments shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE COLLATERAL AGENT AND
LENDERS

Each of the Lenders hereby irrevocably appoints the Collateral Agent as its agent under the Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the applicable Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Collateral Agent acknowledges the Intercreditor Agreement, with the understanding that the Collateral Agent assumes no obligations under the Intercreditor Agreement and shall not be liable thereunder.

Each Person serving as an Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not an Agent.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents to which such Agent is a party and that such Agent is required to exercise in writing by the Majority Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the Person serving as Agent or any of their Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, approved by and relating to the Borrower, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Collateral Agent may consult with legal counsel (who may be counsel for the Borrower or Holdings), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents (including any branch, other office, Affiliate or nominee of such Agent) appointed by such Agent.  The Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  The Collateral Agent shall not be liable for negligence by an agent appointed with due care.

The Collateral Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor that, except if an Event of Default shall have occurred and be continuing at the time of such resignation, is reasonably satisfactory to the Borrower, provided that, if the Borrower shall fail to provide its consent to any successor proposed to the Borrower in writing by the Majority Lenders within ten days after receipt of such proposal, such successor shall be deemed to be reasonably satisfactory to the Borrower.  The Collateral Agent’s resignation shall not be effective until a successor Collateral Agent shall have been appointed by the Majority Lenders and shall have accepted such appointment;  provided that, if no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may on behalf of the Lenders appoint a successor Collateral Agent meeting the qualifications set forth above, or petition a court of competent jurisdiction to appoint a successor, at the expense of the Borrower. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent, shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto.   The Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property.  The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, including by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

The Collateral Agent shall not be responsible for:  (i) the existence, genuineness or value of any of the Collateral, (ii) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Agent, (iii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iv) the validity of the title of the Borrower to the Collateral, (v) insuring the Collateral, (vi) the payment of taxes, charges, assessments or Liens upon the Collateral, (vii) filing of financing or continuation statements or (viii) otherwise as to the maintenance of the Collateral.  The Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or the Security Documents by other parties to this Agreement or related transaction documents.

The Collateral Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

The Collateral Agent shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Collateral Agent has received written notice of any event that constitutes a Default or an Event of Default at the Corporate Trust Office, and such notice references this Agreement.

The rights, privileges, protections, immunities and benefits given to the Collateral Agent, including its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in each of its capacities hereunder, and each officer, director, employee, and agent, custodian and other Person employed to act hereunder.

The Collateral Agent may request that the Borrower deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement.

Any power conferred on the Collateral Agent to enforce remedies is permissive and, unless instructed by the Majority Lenders pursuant to the terms hereof,  shall not be deemed to be a duty, rather than a right.  The Collateral Agent shall not have any duty to exercise any remedy if it has not been directed in writing to do so by the Majority Lenders and provided with security or indemnity satisfactory to it.

The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Lenders pursuant to this Agreement, unless such Lenders shall have offered to the Collateral Agent security or indemnity satisfactory to the Collateral Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God.

Nothing herein shall require the Collateral Agent to expend or risk its own funds. Each party agrees that the Lenders may appoint other Agents with (so long as no Default shall have occurred and be continuing) the prior written consent of the Borrower, which shall not be unreasonably withheld or delayed.

The Collateral Agent may hold funds received by it uninvested without any liability for interest, unless otherwise agreed in writing.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Notices; Electronic Communications.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein or in any other Loan Document shall be in the English language (or accompanied by a certified translation), signed, and in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)           if to the Borrower, to it at:

Petersen Energía Inversora, S.A.U.
c/o Velázquez 9, Planta 1
28006 Madrid
Spain
Attn:  Ignacio Moran and Mauro Dacomo
Facsimile: + 54 11 5 555 0162

With a copy to:

Cerrito 740, Piso 1
C1010AAP, Buenos Aires
Argentina

(ii)           if to the Collateral Agent, to it at:

The Bank of New York Mellon
Corporate Trust Global Americas
101 Barclay Street 4E
New York, NY 10286
Attn: Erika C. Walker
Facsimile: +1 (212) 815-5390

With a copy to (which shall not constitute notice):

Emmet, Marvin & Martin, LLP
120 Broadway 32nd Floor
New York, NY 10271
Facsimile: +1 (212) 238-3100
Attn:  Margery A. Colloff

and

(iii)           if to the Seller, to it at:

REPSOL YPF, S.A.
Paseo de la Castellana 278
28046 Madrid
Spain
Attn:      Chief Financial Officer
Facsimile:  +34 91 348 7199
Corporate Director of Legal Services
Facsimile:  +34 91 348 9492
Corporate Director of Finance
Facsimile:  +34 902 555 134

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
María de Molina 6, 4th Floor
28006 Madrid
Spain
Facimile:  + 34 90 288 2228
Attn:  José Luis Blanco

(iv)           if to any other Lender, to it at its address (or telecopy number) as provided to each party hereto in accordance with this Section 9.01.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to a Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by such Lender.  Each Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless a Lender or the Borrower otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received unless the sender receives an automatic error message from the server of the intended recipient indicating that the applicable notice or communication has not been received by such intended recipient or delivery thereof is delayed for any reason whatsoever, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 9.02.  Waivers; Amendments.

(a)           No Deemed Waivers; Remedies Cumulative.  No failure or delay by either an Agent or any Lender in exercising any right, power or remedy under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of any Agent and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether either an Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Amendments.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders; provided that no such agreement shall:

(i)           increase any Commitment of any Lender without the written consent of such Lender,

(ii)           reduce the principal amount of the Loan or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of each Lender affected thereby,

(iii)           postpone the scheduled date of payment of the principal amount of the Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby,

(iv)           alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Loan, without the written consent of each Lender,

(v)           release all or any material portion of the Collateral without the consent of each Lender,

(vi)           change any of the provisions of this Section or the definition of the term “Majority Lenders”, or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or

(vii)           amend Section 2.04(b) without the written consent of each Lender;

and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent or other Agent hereunder or under any other Loan Document to which it is a party without the prior written consent of the Collateral Agent or such Agent, as applicable.

(c)           Security Documents.  Without the prior written consent of each Lender, the Collateral Agent shall not (except as permitted herein or in the Security Documents) release all or any material portion of the Collateral or otherwise terminate all or any material portion of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or any portion of the Collateral, alter the relative priorities of the obligations entitled to the benefits of the Liens created pursuant to the Security Documents with respect to all or any material portion of the Collateral, except that no such consent shall be required, and the Collateral Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder (including pursuant to Section 5.10(b)) or a disposition to which the Majority Lenders have consented.

SECTION 9.03.  Waiver of Consequential Damages.

To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Lender (other than the Seller), the Collateral Agent, any other Agent, and each Related Party of any of the foregoing Persons, on any theory of liability, for special, indirect, consequential (including lucrum cessans (lucro cesante)) or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Acquisition, the Transactions, the Loan or the use of the proceeds thereof. In addition, the Collateral Agent shall not be liable for special, punitive or consequential damages, including lost profits.

SECTION 9.04.  Successors and Assigns.

(a)           Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without (i) the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) upon assignment notification to the Collateral Agent.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of, the Collateral Agent, any other Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may assign to any Person all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it); provided that

(i)           the assignee, if it is a U.S. Person shall be a Qualified Purchaser;

(ii)           the Borrower must be promptly notified of such assignment,

(iii)           except in the case of an assignment to a Lender or an Affiliate of a Lender, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed),

(iv)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(v)           the parties to each such assignment shall execute and deliver to each Lender and Agent an Assignment and Assumption,

(vi)           the assignee confirms the appointment and duties of the Collateral Agent and any other Agent under Article VIII, and

(vii)           the assignment does not represent any additional costs to the Borrower.

Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10 and 9.03 and shall continue to be obligated pursuant to Section 9.14).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c)           [Reserved].

(d)           Effectiveness of Assignments.  Each assignment shall become effective upon execution and delivery of a duly completed Assignment and Assumption by an assigning

Lender and an assignee, receipt of any written consents to such assignment required by paragraph (b) of this Section, and delivery of such Assignment and Assumption the Borrower thereof  in writing.

(e)           [Reserved].

(f)           Participations.  Any Lender may, without the consent of the Borrower, sell participations to any Person (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (iv) the Participant, if it is a U.S. Person, shall be a Qualified Purchaser. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iii) or (v) of the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall, unless otherwise agreed by such Participant and the Lender in the agreement or instrument pursuant to which such Lender sells such a participation to such Participant, be entitled to the benefits of Section 2.10 (subject to such Participant agreeing to be bound by the requirements of such Section) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(g)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)           No Assignments to the Borrower or Affiliates.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in its Loan to the Borrower or any of its Affiliates without the express prior written consent of the Seller.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrower and Holdings in the Loan Documents to which it is a party and in the certificates or other instruments delivered pursuant to or, on and after the date hereof, in connection with, such Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Collateral Agent, any other Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Sections 9.03 and 9.14 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Collateral Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by and delivered to each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  Each Lender agrees promptly to notify the Borrower and Agents after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Etc.

(a)           Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Submission to Jurisdiction in U.S.  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in New York County and of the United States District Court of the Southern District of New York in the Borough of Manhattan, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Collateral Agent, any other Agent or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)           Enforcement and Submission to Jurisdiction in Spain.  Without prejudice of paragraph (b) above,  the Collateral Agent and/or the Majority Lenders may at their sole discretion and at any time decide to enforce this Agreement or any other Loan Document in Spain.  If this decision is taken, it shall be understood that each party thereby has irrevocably and unconditionally submitted for itself and its property to the nonexclusive jurisdiction of:

(i)           the courts of the City of Madrid (Spain), or

(ii)           if the Collateral Agent and/or the Majority of Lenders so decides, of the courts of the place in which the Borrower has from time to time its registered address in accordance with the Commercial Registry (Registro Mercantil), in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such jurisdiction.  Nothing herein shall require the Collateral Agent to submit to the jurisdiction of a non-U.S. court.

(d)           Waiver of Venue.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any court referred to in the first sentence of paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(e)           Process Agent.  The Borrower irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of the Borrower and its property and revenues service of copies of the summons and complaint and any other process which may be served in any suit, action or proceeding brought in the State of New York arising out of or relating to this Agreement or any of the other Loan Documents, and the Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon.

(f)           Alternative Process.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B)  ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Waiver of Immunity.  To the extent that the Borrower may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

SECTION 9.12.  Judgment Currency.  This is an international loan transaction in which the specification of Dollars and payment in each Lender’s Account (or account of the Collateral Agent, as notified to the Borrower in accordance with this Agreement), is of the essence, and the obligations of the Borrower under this Agreement and the other Loan Documents to each Lender or any Agent (in this Section 9.12 called an “Entitled Person”) to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase, and transfer to each Lender’s Account (or account of the Collateral Agent, as applicable), Dollars in the amount originally due to such Entitled Person with the judgment currency.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 9.12 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the receiving Person could purchase such Dollars at each Lender’s Account (or account of the Collateral Agent, as applicable), with the judgment currency on the

Business Day immediately preceding the day on which such judgment is rendered.  The Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay each Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars purchased and transferred as aforesaid.

SECTION 9.13.  Headings.  Article and Section headings and the Table of Contents appearing herein are included solely for convenience of reference, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.14.  Confidentiality.  Each of the Collateral Agent, any other Agent, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis or to any Person that approves or administers the Loans on behalf of such Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority) or law enforcement entity purporting to have jurisdiction over such Person, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Collateral Agent, such other Agent, or such Lender, unless prohibited by applicable law, shall use reasonable efforts to notify the Borrower in advance of any disclosure pursuant to this clause (iii) on the understanding that none of the Collateral Agent, such other Agent or any Lender shall incur any liability for failure to give such notice, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph for the benefit of the Borrower, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Hedging Agreement, credit default swap, total return swap or other derivative transaction relating to the Borrower and its obligations, or (C)  any actual or prospective counterparty (or its advisors) to any insurance agreement protecting against political risk relating to the Borrower and its obligations, (vii) on a confidential basis to the CUSIP Service Bureau, or any numbering, administration and settlement service providers or any similar agency in connection with the issuance and monitoring of ISIN numbers or other identifiers with respect to the Loan, (viii) with the prior written consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Collateral Agent, any other Agent, or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this paragraph, “Information” means all information received from the Borrower or its accountants, in each case relating to the Borrower or its business, other than (i) any such information that is available to the Collateral Agent, any other Agent, or any Lender on a nonconfidential basis prior to disclosure by the Borrower, or (ii) with respect to the Seller or any Lender who is an Affiliate thereof, any such information as relates to the Company or its business; provided, that, in the case of information received from the Borrower or any of its Affiliates or Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

 [SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE BORROWER

PETERSEN ENERGÍA INVERSORA, S.A.U.

By:	/s/ Mauro Dacomo
	Name:	Mauro Dacomo
	Title:	Consejero-Apoderado

Executed in		Madrid - Spain
include country of execution outside of Argentina

(BORROWER SIGNATURE PAGE TO SELLER CREDIT AGREEMENT)

THE COLLATERAL AGENT

THE BANK OF NEW YORK MELLON
as Collateral Agent

By:	/s/ Paloma Álvarez-Uriz Berroz
	Name:	Paloma Álvarez-Uriz Berroz
	Title:	Vice-President

Executed in		Spain
include country of execution outside of Argentina

(COLLATERAL AGENT SIGNATURE PAGE TO SELLER CREDIT AGREEMENT)

THE SELLER

REPSOL YPF, S.A.

By:	/s/ Miguel Ángel Devesa
	Name:	Miguel Ángel Devesa
	Title:	CFO

Executed in		Spain
include country of execution outside of Argentina

(SELLER SIGNATURE PAGE TO SELLER CREDIT AGREEMENT)

SCHEDULE I

COMMITMENTS

Name of Lender	Commitment
REPSOL YPF, S.A.	$625,935,594

TOTAL	$625,935,594

SCHEDULE II

LENDER’S ACCOUNTS

[NOT FILED]